Exhibit 99.1

Sonic Automotive, Inc. Closes a Strong 2006 with Fourth Quarter Continuing Ops Earnings up 6% Over Prior Year.

CHARLOTTE, N.C. – February 27, 2007 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced that its 2006 fourth quarter earnings from continuing operations were up 6.3% at $28.4 million, or $0.63 per diluted share, compared to $26.7 million, or $0.61 per diluted share, in the prior year period. The Company is finalizing its conclusions regarding hedge accounting treatment for its 2005 convertible notes which it does not currently believe will have a material impact on reported results. The results for the quarter ended December 31, 2006 include $0.01 per diluted share of stock option expense related to the Company’s adoption of SFAS 123R.

Total revenue for the fourth quarter of 2006 increased 6.5% with overall same store revenue up 2.7%. Luxury brands accounted for 54% of our total revenue, a new record for Sonic Automotive. Inventory days supply remains in good condition with new vehicles at 48 days and used vehicles at 37 days. Selling, general and administrative expenses as a percentage of gross profit improved to 73.9% for the quarter compared to 74.7% a year ago. The Company’s operating margin was 3.8%, up 20 basis points from the fourth quarter of last year. The Company’s debt-to-capital ratio was 39.5% at December 31, 2006, down from 46.0% at December 31, 2005.

“We ended 2006 on a strong note by continuing our trend of consistent same store sales performance while maintaining margins and controlling expenses,” said President and COO Jeffrey C. Rachor. “We are proud of the operating progress we made in 2006. As we look ahead to 2007, we believe our standardized processes, continued operating execution, and lower leverage put us in a favorable position for disciplined growth. Specifically, we expect to add to our luxury and import brand mix by targeting acquisitions of 10% to 15% of annual revenues in 2007. This acquisition growth is not included in our 2007 earnings guidance.”

Commenting further on 2007, Mr. Rachor said, “We expect to see a stable operating environment with overall same store revenues increasing between two and four percent. We are targeting earnings per share from continuing operations of $2.48 to $2.58 in 2007, which does not include any potential acquisitions. We completed a number of facility projects in the second half of 2006 to increase the service capacity in several of our luxury stores. We anticipate that some of our 2007 operating improvement will be offset by higher rent expense as we grow into this additional capacity. Also included in our guidance is approximately $0.08 of share dilution to account for our contingently convertible notes issued in 2005. All of these items will be discussed in further detail on our quarterly earnings call.”

Presentation materials for the Company’s February 27, 2007 earnings conference call can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the left side of the screen.

To access the live broadcast of the conference call over the Internet go to:

www.ccbn.com or www.sonicautomotive.com

A live audio of the conference call will be accessible to the public by calling 877-791-3416. International callers dial 706-643-0958. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling:

(800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID # 8080861.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 171 franchises and 37 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated acquisition activity, earnings per share from continuing operations, operating improvements, as well as anticipated industry conditions. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended		Twelve Months Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Revenues
Retail new vehicles	$1,154,414	$1,063,630	$4,554,739	$4,171,269
Fleet vehicles	73,822	71,502	342,545	312,651

New vehicles	1,228,236	1,135,132	4,897,284	4,483,920
Used vehicles	298,187	279,109	1,275,020	1,126,651
Wholesale vehicles	104,887	123,323	493,512	498,589

Total vehicles	1,631,310	1,537,564	6,665,816	6,109,160
Parts, service and collision repair	279,376	256,716	1,114,870	988,432
Finance, insurance and other	47,726	44,453	191,388	181,128

Total revenues	1,958,412	1,838,733	7,972,074	7,278,720

Total gross profit	305,062	286,178	1,231,582	1,117,045
SG&A expenses	225,310	213,700	939,825	850,450
Depreciation	6,031	6,935	23,409	18,390

Operating income	73,721	65,543	268,348	248,205
Interest expense, floor plan	15,939	10,374	59,609	35,493
Interest expense, other	9,334	11,728	42,785	45,368
Other (expense) / income	56	30	(597)	45

Income from continuing operations before taxes	48,504	43,471	165,357	167,389
Income taxes	20,149	16,809	66,791	61,414

Income from continuing operations	28,355	26,662	98,566	105,975
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(6,330)	(6,747)	(26,090)	(16,647)
Income tax benefit	1,214	1,026	8,641	2,533

Loss from discontinued operations	(5,116)	(5,721)	(17,449)	(14,114)

Net income	$23,239	$20,941	$81,117	$91,861

Diluted:
Weighted average common shares outstanding	46,902	45,578	46,265	45,533
Earnings per share from continuing operations	$0.63	$0.61	$2.22	$2.42
Loss per share from discontinued operations	($0.11)	($0.13)	($0.37)	($0.30)

Earnings per share	$0.52	$0.48	$1.85	$2.12

Gross Margin Data (Continuing Operations):

Retail new vehicles	7.6%	7.8%	7.6%	7.6%
Fleet vehicles	2.1%	3.2%	2.6%	3.0%
Total new vehicles	7.3%	7.5%	7.3%	7.3%
Used vehicles	9.5%	10.4%	10.1%	10.5%
Total vehicles	7.1%	7.4%	7.2%	7.3%
Parts, service and collision repair	50.4%	49.7%	50.0%	49.5%
Finance, insurance and other	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.6%	15.6%	15.4%	15.3%

SG&A Expenses (Continuing Operations):

Personnel	$129,126	$124,491	$543,258	$499,251
Advertising	16,154	14,438	64,233	58,673
Facility rent	24,421	21,769	98,139	81,241
Other	55,609	53,002	234,195	211,285

Total	$225,310	$213,700	$939,825	$850,450

Unit Data (Continuing Operations):

New retail units	33,814	32,060	140,730	132,906
Fleet units	3,250	3,206	15,517	14,140

New units	37,064	35,266	156,247	147,046
Used units	15,422	14,778	66,891	61,456

Total units retailed	52,486	50,044	223,138	208,502
Wholesale units	12,090	13,421	53,701	55,803
Average price per unit:
New retail vehicles	34,140	33,176	32,365	31,385
Fleet vehicles	22,714	22,303	22,075	22,111
Total new vehicles	33,138	32,188	31,343	30,493
Used vehicles	19,335	18,887	19,061	18,333
Wholesale vehicles	8,675	9,189	9,190	8,935

Other Data:

Same store revenue percentage changes:
New retail	4.3%		3.3%
Fleet	3.1%		8.3%
New total	4.2%		3.7%
Used	3.4%		8.1%
Parts, service and collision repair	3.1%		5.2%
Finance, insurance and other	4.4%		2.8%
Total	2.7%		3.9%

Balance Sheet Data:

	12/31/2006	12/31/2005
ASSETS
Current Assets:
Cash and cash equivalents	$12,696	$7,566
Receivables, net	385,849	396,225
Inventories	991,984	1,016,457
Assets held for sale	160,571	103,855
Construction in progress and land expected to be sold in sale-leaseback transactions	26,198	65,113
Other current assets	35,018	27,483

Total current assets	1,612,316	1,616,699
Property and Equipment, Net	220,551	148,267
Goodwill, Net	1,155,428	1,122,538
Other Intangibles, Net	94,136	88,696
Other Assets	41,517	49,301

TOTAL ASSETS	$3,123,948	$3,025,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Floor plan notes payable - trade	$377,943	$579,022
Floor plan notes payable - non-trade	686,515	410,296
Trade accounts payable	68,016	91,101
Accrued interest	19,336	17,378
Other accrued liabilities	180,574	167,060
Liabilities associated with assets held for sale - trade	54,229	45,953
Liabilities associated with assets held for sale - non-trade	42,063	6,937
Current maturities of long-term debt	2,707	2,747

Total current liabilities	1,431,383	1,320,494
LONG-TERM DEBT	598,627	712,311
OTHER LONG-TERM LIABILITIES	39,570	29,479
DEFERRED INCOME TAXES	151,034	132,419
STOCKHOLDERS’ EQUITY	903,334	830,798

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,123,948	$3,025,501

Balance Sheet Ratios:
Current Ratio	1.13	1.22
Debt to Total Capital, Net of Cash	39.5%	46.0%